FARO® Announces Appointment of Two New Directors
Lake Mary, FL, December 14, 2017 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM-CIM, product design, public safety forensics and 3D machine vision, today announced that its Board of Directors has appointed Jeffrey A. Graves, Ph.D., President and Chief Executive Officer of MTS Systems Corporation, and Yuval Wasserman, President and Chief Executive Officer of Advanced Energy Industries, Inc., to the FARO Board of Directors, effective as of December 11, 2017. With these appointments, FARO has expanded its Board to eight directors.
“Following a comprehensive search process that included a focus on technology and chief executive experience, we are pleased to welcome Jeff and Yuval to the FARO Board,” said Simon Raab, Ph.D., President, CEO and Chairman of FARO. “With their extensive technology, management and operations leadership experience, their individual and independent perspectives will be a valuable resource to the Board as FARO executes the next phase of its growth strategy.”
About Jeffrey A. Graves, Ph.D.
Jeffrey A. Graves, Ph.D. has served as President and Chief Executive Officer and a director of MTS Systems Corporation, a leading global supplier of high-performance test systems and sensors, since May 2012. From July 2005 to May 2012, he served as President, Chief Executive Officer and a director of C&D Technologies, Inc., a manufacturer, marketer and distributer of electrical power storage systems for the standby power storage market. Dr. Graves previously served in various executive positions at Kemet Electronics Corporation from 2001 to 2005, including Chief Executive Officer; various leadership positions with General Electric Company’s Power Systems Division and Corporate Research & Development Center from 1995 to 2001; and prior to 1995, various positions of increasing responsibility at Rockwell International Corporation and Howmet Corporation. Dr. Graves has served as a director of Hexcel Corporation and Teleflex Incorporated since 2007.
About Yuval Wasserman
Yuval Wasserman has served as President and Chief Executive Officer and a director of Advanced Energy Industries, Inc., a leading manufacturer of power conversion products that transform electrical power into various usable forms, since October 2014. Mr. Wasserman previously served as President of Advanced Energy Industries’ Thin Films Business Unit from August 2011 to October 2014 and Executive Vice President and Chief Operating Officer from April 2009 to August 2011. He previously held roles at Advanced Energy Industries of Executive Vice President, Sales, Marketing and Service from October 2007 to April 2009, and Senior Vice President, Sales, Marketing and Service from August 2007 to October 2007. Prior to joining Advanced Energy Industries, Mr. Wasserman served as the President, and later as Chief Executive Officer, of Tevet Process Controls Technologies, Inc., a semiconductor metrology company, from May 2002 to July 2007. Prior to that, he held senior executive and general management positions at Boxer Cross, a metrology company acquired by Applied Materials, Inc., Fusion Systems, a plasma strip company that is a division of Axcelis Technologies, Inc., and AG Associates, a semiconductor capital equipment company focused on rapid thermal processing. Mr. Wasserman started his career at National Semiconductor, Inc., where he held various engineering and management positions. Mr. Wasserman served as a director of Syncroness, Inc., an outsourced engineering and product development company, from 2010 to 2017. Mr. Wasserman is a National Association of Corporate Directors (NACD) Governance Fellow.

About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	Factory Metrology - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM-CIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

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Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	Product Design - Capture detailed and precise 3D data from existing products permitting CAD analysis and redesign, after market design and legacy part replication

•	3D Machine Vision - 3D vision for both control and measurement to the manufacturing floor through 3D sensors and custom solutions

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines.  The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s growth strategy. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

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declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

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other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

More information is available at http://www.faro.com